Exhibit 99.1

NEWS RELEASE	Lisa K. Klinger
FOR IMMEDIATE RELEASE	EVP-Chief Financial Officer (336) 217-4070 lisaklinger@thefreshmarket.com

The Fresh Market, Inc. Announces Promotion of Sean Crane to Chief Operating Officer

GREENSBORO, North Carolina – January 5, 2012 – The Fresh Market, Inc. (NASDAQ: TFM) today announced the promotion of Sean Crane to Executive Vice-President and Chief Operating Officer. Mr. Crane will continue to report directly to Craig Carlock, President and CEO. In his new role, Mr. Crane will be responsible for The Fresh Market’s store operations, merchandising, and marketing functions. He was most recently The Fresh Market’s Senior Vice-President – Store Operations.

“We are excited about Sean’s promotion and his expanded leadership role. In a variety of positions and for over eleven years, Sean has contributed handsomely to our growth and our operating performance. He brings a tremendous understanding of our concept and values to this new position,” Mr. Carlock commented.

Mr. Crane has more than twenty years of diverse retail experience. He joined The Fresh Market in 2000 as Corporate Controller, subsequently served as Senior Vice President – Real Estate and Development, and for the last five years, served as Senior Vice President – Store Operations.

About The Fresh Market, Inc.

Founded in 1982, The Fresh Market, Inc. is a specialty grocery retailer focused on providing high-quality products in a unique and inviting atmosphere with a high level of customer service. As of January 5, 2012, the company operates 111 stores in 21 states, located in the Southeast, Midwest, Mid-Atlantic, and Northeast. For more information, please visit www.thefreshmarket.com.

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This press release is also available in the Investor Relations portion of The Fresh Market, Inc. website (http://ir.thefreshmarket.com/).